EXHIBIT 99.2

Press Release

Trend Elaborates On Plans for Mouat Nickel-copper Deposit
Monday May 1, 9:00 am ET

DENVER, May 1, 2006 (PRIMEZONE) — Trend Mining Company (OTC BB:TRDM.OB — News) is pleased to announce that reinterpretation of Anaconda drill data and modeling of the Mouat Nickel-Copper deposit, Stillwater, Montana, by Trend consulting engineers and geologists has resulted in the discovery of a series of bulk mineable mineralized bodies which may be selectively mined from underground.

Trend retained Derry, Michener, Booth, and Wahl (“DMBW”) and Hartmann Management Consulting to determine how much of the historically known deposit could be considered mineable today. Published estimates of mineralized material (estimated by the U.S. Geological Survey in 1993) vary from 92.0 million tons at 0.27% Ni and 0.29% Cu as a global estimate to 23.1 million tons at 0.62% Ni and 0.45% Cu. DMBW concluded based on its calculations and studies of a portion of the deposit that the deposits could contain 30.8 million tons, grading 0.34% copper and 0.38% nickel. Mr. Hartmann, former General Manager of the underground Sunshine Mine (Idaho), noted that “estimates of costs and recoveries indicate the project is worthy of further consideration and has potential to provide a significant return on investment.”

Thomas Loucks, CEO of Trend, reported, “We are extremely pleased by positive reports from both DMBW and Mr. Hartmann. Trend does not have to do a deal or make a discovery -- the discovery has already been made, and the deposit is contained within lands that Trend is already exploring for platinum group metals (“PGMs”) at Stillwater. Now we are confirming for shareholders that the 30-year old Anaconda data holds up today, and we are greatly encouraged by findings to date.” Mr. Loucks went on to say, “Trend’s approach will be to evaluate the potential of a smaller, selective underground operation at the Mouat, in contrast to the 1970s era model of attempting to mine the mineralized zone from the surface.”

Mineralized zones studies by DMBW are displayed as an idealized section in Figure 1, which is available at the following link: http://media.primezone.com/cache/3611/file/2939.html (see also Trend’s website, http://www.trendmining.com). Details of the larger zones are as follows:

Zone	Tons	% Nickel	% Copper
Main West	4,850,000	0.36	0.28
Lower Main West	5,000,000	0.39	0.36
Main East	5,680,000	0.36	0.33
Lower Far East	4,140,000	0.43	0.39
Upper Far East	2,950,000	0.39	0.41
Subtotal, tons, grade, value	22,620,000	0.38	0.35

The Mouat deposit contains cobalt, platinum-group elements, and other metals which may be recovered from metal concentrates if mining and processing were to proceed. The above tabulation excludes such potential by-product metals.

Referring to the Figure, additional mineralization might be found in areas where known deposits can be projected, but where no drilling has occurred, such as the large area marked “untested” in the diagram. As well, there exist at the property additional prospective zones in the area of mineralization that remain untested or which are incompletely defined. Of extreme interest, of course, is the fact that the feeder zone which would have been the source of the mineralization remains undiscovered. The feeder zone, if located, could be a major new discovery.

Nickel and copper mineralization have been recognized at the Mouat for over one hundred years. Early in-depth studies were conducted by the U.S. Bureau of Mines and Anaconda back as early as 1937 and in 1970 included the opening of the Mouat tunnel, a horizontal opening driven into the mountain to obtain direct access to mineralization inferred at depth. Subsequent testing by Anaconda included the drilling of over 127 holes, some on a closely spaced, one hundred foot grid, and direct sampling of the Mouat from underground access. At least nine different attempts to model the deposit and calculate mineable reserves were conducted by Anaconda, Inco, and the U.S. Geological Survey, but all of these were conducted when nickel and copper prices were both less than $1.00 per pound of metal. Today’s metal price environment has fundamentally changed the potential economics of the Mouat Nickel-Copper deposit.

The DMBW estimates of mineralized material provided above are based on historic sets of hand-drafted cross sections dating from Anaconda Copper Corporation and hand-written sheets of nickel and copper assays. Trend has determined that the project appears viable, and now intends to spend the capital to develop a 3-dimensional computer model of the potential resource to determine where infill or step-out drilling is needed to maximize the value of the Mouat. Trend stresses that the estimates above are based on assay data alone, and no estimates of mining recovery, mining dilution, mill recovery, the acceptability of concentrates to a refiner, or effects of smelter schedules have been considered in the compilation of the drill inferred material. No payment was assumed to be received for cobalt or platinum-group elements which may be recovered from Mouat concentrates, or for any other by-product metals which could be identified. Metallurgical testing will be required to optimize mineral recoveries and concentrate grades. Drill samples or even a bulk sample should be obtained in order to conduct the necessary testing.

Next steps for Trend will focus on assembling all of the Mouat data, compilation of a computer model to determine in three dimensions where the best drill targets would occur for proving up or expanding the mineralization. Trend will also investigate what historic drill core and coarse rejects from earlier assaying remain for purposes of re-evaluating the deposit with modern analytical techniques. The effort will be designed both to see how much historical data remains valid to eliminate the expense of duplicating such data, and to obtain new data to understand and enhance the deposit. Subject to permitting authorities’ approval during the summer, Trend expects to re-open the Mouat Tunnel for direct access to portions of the Mouat and for more cost-effective access for underground sampling and drilling programs. Trend intends to continue surface exploration for new PGM discoveries as well.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend’s properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of PGM, base metal, and uranium exploration projects in the United States and Canada. Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:
      Trend Mining Company
      Thomas Loucks, President & CEO
      (303) 798-7363